Exhibit (a)(1)(B)

[Form of Electronic Mail Communication]

Date:	May 10, 2010

To:	[Full Name]

From:	Option Exchange Team

Re:	ACTION MAY BE REQUIRED: Time-sensitive information regarding Option Exchange Offer

[First Name]:

Office Depot, Inc. (the “Company”) is pleased to offer you a one-time voluntary opportunity to exchange eligible outstanding stock options with exercise prices significantly higher than the current market price of the Company’s common stock (the “Option Exchange Offer”). Please read the attached time-sensitive documents for further details on the Option Exchange Offer.

If you would like to participate in the Option Exchange Offer, you must submit your completed and signed Election Form to the Company by 12:01 a.m. Eastern Time on Tuesday, June 8, 2010. The expiration deadline will be strictly enforced.

Whether or not to participate in the Option Exchange Offer is completely your decision. The following documents are attached to assist you with your decision:

•	Cover Letter

•	Employee Election Form

•	Election Modification Form

•	Election Withdrawal Form

•	Instructions and Agreements Forming Part of the Terms and Conditions of the Offer

•	Offer to Exchange Certain Outstanding Stock Options for New Stock Options, including all related schedules